[ letterhead of Westminster Securities Corp.]

January 2007

River Hawk Aviations, Inc.
1023 Business Park Drive
Traverse City, MI 49686

RE: Engagement Letter for River Hawk.

Dear Mr. Humphrey,

We are pleased to submit to you this binding Engagement Letter (the “Agreement”) that sets forth the arrangement whereby Westminster Securities Corp. (“Westminster”) will act as exclusive placement agent to River Hawk Aviation, Inc., f/k/a Viva International, Inc., and its respective affiliates or successor corporations or partnerships (collectively referred to as the “Company”), and provide other non-exclusive investment banking services to facilitate the growth of the Company.

We propose to offer the following services, as may be appropriate:

•
Secure financing for the Company of up to $6 Million in common stock or other equity-linked securities, in one or more financings (collectively, the “Financing”), in amounts and upon terms acceptable to the Company.

•	Introduce the Company to and advise about companies that are appropriate for merger, acquisition, or strategic partnership.

•	Assist the Company in its listing application with the Nasdaq Global Market / Nasdaq Capital Market / American Stock Exchange.

•	Introduce the Company to appropriate U.S. legal or accounting firms as may be necessary.

•
Render such other financial advisory and investment banking services as may from time to time be necessary or appropriate to accomplish the Company’s objectives, as may be agreed upon by Westminster and the Company.

100 Wall Street, 7th Floor, New York NY 10005 Tel: (212) 878-6500 Fax: (212) 878-6598

Our proposed services under this Agreement are subject to the following conditions (all consideration payable in US Dollars unless otherwise agreed):

1.
Cash Consideration: At each closing of Financing, the Company shall pay to Westminster a cash commission equal to 10% of the gross proceeds of each such closing (the “Cash Fees”). The Company shall also reimburse Westminster for its non-accountable expenses in connection with the Financing, calculated as 3% of the gross proceeds of each closing, payable at each closing of Financing.

Additionally, at the time of the first closing of Financing, the Company shall pay to Westminster a cash bonus of $10,000 (the “Cash Bonus”).

2.
Equity Consideration: Additionally, the Company shall issue to Westminster or its designees 90,000 shares of the Company’s common stock, which shares shall have “piggyback” registration rights to be included in the Company’s next registration statement under the Securities Act of 1933, as amended, excepting a registration on Form S-4 or S-8. Prior to any registration, the shares of the shares will be restricted subject to the Securities Act of 1933 unless an exemption under Rule 144, Section 4 (2) or otherwise becomes available.

3.
Warrant Consideration: At each closing of Financing, the Company shall issue to Westminster or its designees warrants to purchase 10% of the total common stock issued and issuable from the Financing (including common stock underlying warrants and convertible securities), exercisable at the lowest of the purchase, conversion, or exercise price per share of any securities issued to investors in such Financing. Such warrants shall have registration, antidilution, and cashless exercise rights under the same terms as any warrants issued to investors in such Financing, and otherwise under customary, mutually agreeable terms.

4.
Merger or Acquisition Fee: At each closing of a merger, acquisition, or sale of the Company (each, a “Transaction”) in which Westminster introduced or provided assistance with the Transaction, Westminster shall be compensated as follows:

In the event of a merger with or acquisition of a company with ongoing operations, either public or private, or an outright sale of the Company, the Company will pay Westminster a cash fee equal to 3% of the total transaction value which includes (i) cash, notes, securities and other property of value; (ii) liabilities (x) assumed by the purchaser (in the case of a sale of assets) and/or (y) existing on the Company’s balance sheet at the time the transaction is consummated (in the case of a merger or sale of stock); (iii) payments to be made in installments; (iv) amounts paid or payable under consulting, supply, service, distribution, licensing or lease agreements not to compete or similar arrangements (including such payments to management); and, (v) contingent payments (whether or not related to future earnings or operations).

5.	Exclusivity/Westminster Rights: In addition to the rights and benefits defined elsewhere in this Agreement, the Company agrees that Westminster shall have the following defined rights:

a.
Upon execution hereof, Westminster shall become the Company’s exclusive agent for debt and equity placements for the period commencing with execution and ending on March 31, 2007. In the event that Westminster is able to secure at least $3,000,000 of Financing prior to March 31, 2007, the Company shall extend the period of exclusivity with regards to Westminster’s placement agent services through June 30, 2007; in the event that Westminster is able to secure additional Financing in the amount of $2,000,000 prior to June 30, 2007 (for a total of $5,000,000 in Financing), the Company shall extend the period of exclusivity with regards to Westminster’s placement agent services through June 30, 2008.

b.	Westminster shall have the non-exclusive right to offer strategic alliances and merger and/or acquisition opportunities to the Company, subject to mutually agreed upon terms and conditions.

c.
In connection with the Financing, Westminster shall have the right to associate itself with other members of the National Association of Securities Dealers, Inc. (“NASD”) and/or agents who will share in compensation. The selection of other agents and their compensation shall be at Westminster’s sole discretion.

d.
Westminster shall have the right to receive quarterly financial statements from the Company. At its option, Westminster shall have visitation rights to all board meetings and/or the right to occupy a board seat.

e.
Until the later of (i) two (2) years from the date of this Agreement or (ii) one (1) year following termination of this Agreement, Westminster shall be entitled to receive, and the Company shall be obligated to pay to Westminster, the fees set forth in Paragraphs 1, 2, 3 and 4 herein with respect to any such transactions entered into by the Company with any entity introduced directly or indirectly to the Company by Westminster or with whom Westminster was working on behalf of the Company at the Company’s direction.

6.
Indemnification: The Company agrees to indemnify Westminster to the extent of and in accordance with the provisions of Schedule A hereto, which is incorporated by reference herein and made a part hereof.

7.
Due Diligence: This Agreement is subject to customary due diligence by Westminster. The Company shall assist with and take whatever actions necessary to facilitate Westminster’s due diligence review of the Company and its operations, and will reimburse Westminster for its out-of-pocket due diligence expenses.

8.
Expenses: The Company will reimburse Westminster for its accountable fees, not to exceed $10,000 unless otherwise approved by the Company in writing, disbursements and expenses in connection with the services proposed in this Agreement, including, but not limited to, Westminster’s: (i) legal fees, (ii) travel, telecommunications and entertainment expenses, (iii) printing and mailing costs, and (iv) due diligence review expenses. Reimbursement shall be made within twenty (20) days of receipt of invoice by the Company or, if earlier, at any closing of Financing. The Company shall also reimburse Westminster upon presentation of any costs incurred by Westminster for collection of any fees due to Westminster under this Agreement, including but not limited to reasonable attorneys’ fees and court costs.

9.
Neither party will make any public or other disclosures concerning any proposed Financing or Transaction pursuant to this Agreement, except with respect to the solicitation of any Financing or Transaction, subject to any agreement between the parties, applicable law, and each party’s legal obligations. Subsequent to the closing of any Financing or Transaction, and subject to each party’s legal obligations, each party may make factual references to the Financing or Transaction, provided any press releases or other descriptive disclosures referencing the other party shall require the other party’s prior written consent.

10.
Westminster shall not be obligated to provide advice or perform services to the Company that are not specifically addressed in this Agreement. In connection with Westminster providing the services described above, the Company shall provide Westminster with any information that Westminster reasonably requires. The Company hereby acknowledges that Westminster will be using and relying on said information without independent verification and that Westminster assumes no responsibility for the accuracy and completeness of any information provided to it by the Company.

11.
The Company hereby acknowledges that Westminster is not a fiduciary of the Company and that Westminster makes no representations or warranties regarding the Company’s ability to secure financing, whether now or in the future. The obligations of Westminster described in this Agreement consist solely of best efforts services to the Company, and in no event shall Westminster be required to act as the agent of the Company or to provide legal or accounting services. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by Westminster hereunder, shall be those of the Company or such affiliates, and Westminster shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

12.
This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws principles or rules. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree to submit the dispute to binding and non-appealable arbitration in a venue located in New York, NY in accordance with the rules of the American Arbitration Association (“AAA”). The prevailing party shall be reimbursed by the nonprevailing party for all reasonable attorney's fees and costs (including all arbitration costs) incurred by the prevailing party in resolving such dispute. Any award rendered in arbitration may be enforced in any court of competent jurisdiction.

13.
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and authorized assigns. Any attempt by either party to assign any rights, duties or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

14.
This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

15.
The parties acknowledge that certain provisions of this Agreement must survive any termination or expiration thereof in order to be fair and equitable to the party to whom any promise or duty to perform is owed under such provision prior to such termination or expiration of the Agreement. Therefore, the parties agree that each of the numbered provisions herein shall survive the termination or expiration of this Agreement for the period required to meet and satisfy any obligations and promises arising therein and thereunder.

16.	This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO ENGAGEMENT LETTER]

If the foregoing correctly sets forth the understanding between us, please sign below where indicated.

Very truly yours,

WESTMINSTER SECURITIES CORP.

By:  /s/ John P. O’Shea
Name:  John P. O’Shea
Title: Chairman & CEO

River Hawk Aviation, Inc.

By:  /s/ Calvin Humphrey
Name: Calvin Humphrey
Title: Chief Executive Officer, Chairman

ACCEPTED AND AGREED TO AS OF THE ____ DAY OF __________, 2007.

SCHEDULE A TO ENGAGEMENT LETTER

INDEMNIFICATION

The Company agrees to indemnify Westminster, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Westminster, is referred to as an "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including, all legal to other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Indemnified Party in connection with its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to, liability (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or the omission or the alleged omission to state a material fact necessary in order to make the statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act, or (iii) arising out of Westminster's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that Company will not be liable to the Indemnified Party hereunder to the extent that any damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Indemnified Party seeking indemnification hereunder.

These indemnification provisions shall be in addition to any other liability, which Company may otherwise have to any Indemnified Party.

If for any reason other than a final non-appealable judgment finding any Indemnified Party liable for Damages for its gross negligence, bad faith or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by Company and its shareholders on the one hand and Westminster on the other, but also the relative fault of Company and the Indemnified Party as well as any relevant equitable considerations, subject to the limitation that in no event shall the total contribution of all Indemnified Parties to all such Damages exceed the amount of fees actually received by Westminster hereunder.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will promptly notify Company in writing of the receipt or commencement thereof; however Company shall not have the right to assume the defense of such claim or action (including the employment of counsel). The Indemnified Party shall have the right to retain counsel reasonably satisfactory to Company, at Company's expense, to represent the Indemnified Party in any claim or action in respect of which indemnity may be sought and agrees to cooperate with Company and Company's counsel in the defense of such claim or action. The omission by an Indemnified Party to promptly notify Company of the receipt or commencement of any claim or action in respect of which indemnity may be sought will relieve Company from any liability Company may have to such Indemnified Party only to the extent that such a delay in notification materially prejudices Company's ability to defend such claim or action. Company shall not be liable for any settlement of any such claim or action effected without its written consent, which shall not be unreasonably withheld or delayed.

Initials _________ Initials __________